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                                                                    Exhibit 99.1

Press Release                     Source: Avalon Digital Marketing Systems, Inc.

Avalon Digital Announces Sale of Certain Assets
Wednesday July 9, 7:00 pm ET

PROVO, Utah, July 9 /PRNewswire-FirstCall/ -- Avalon Digital Marketing Systems, Inc. (Nasdaq: AVLN - News), announced today that it has completed the previously-announced sale of certain assets to Silverpop Systems, Inc., a privately-held email marketing firm headquartered in Atlanta, Georgia. The assets sold are primarily related to email marketing services provided to large enterprise clients from the company's California operations. Proceeds from the sale were used to pay secured creditors and release liens related to the assets. Silverpop also assumed certain liabilities related to the assets transferred.

Post-closing, Avalon will focus its business on providing digital marketing software and services to small business customers from consolidated operations based in Utah. Historically, the small business channel has represented a majority of revenues for Avalon. However, market conditions and cash constraints have forced the company to sell certain assets to satisfy creditors and to consolidate operations. The company cautions that after the asset sale that it will still face a significant negative working capital position, and that it will require near-term financing and additional restructuring to satisfy other liabilities.

About Avalon Digital
Avalon Digital Marketing Systems Inc., with headquarters in Utah and offices in Hong Kong, provides digital messaging software and services that automate and enhance sales and marketing communications for small and medium enterprises. Avalon's technologies and services allow its customers to create, manage, deliver and track rich media email marketing campaigns as well as individual 1-to-1 communications.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Information on additional factors that could affect Avalon Digital Marketing Systems, Inc. and its financial results is included in the company's annual report on Form 10-K for the year ended June 30, 2002 and its other periodic filings with the Securities and Exchange Commission. Avalon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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